Filed pursuant to Rule 424(b)(3)
Commission file No. 333-143614
333-143614-01

Prospectus Supplement No.1
(To Prospectus Dated September 14, 2007)

PROSPECTUS
MARINE EXPLORATION, INC.
30,030,000 SHARES
COMMON STOCK

This Prospectus Supplement Supplements and amends the Prospectus dated September 14, 2007 (the “Prospectus”) relating to the 30,030,000 shares of common stock offered through this prospectus. These shares were acquired from us in strictly private transactions that were exempt from registration under Section 4(2) of the Securities Act of 1933, (15 U.S.C. §77d(2)) (the “Securities Act”) as well as other exemptions that may be applicable. The shares include the following:

The selling shareholders received their shares initially from Marine Exploration International, Inc. (“MEII”). MEII was then a private held company whose shares were owned by the selling shareholders. The aforementioned transfer of Shares were issued to the selling shareholders pursuant to one or more exemptions from the registration provisions of the Securities Act contained in Section 5 (15 U.S.C. §77e) thereof, including exemptions set forth at Section 4(2) involving strictly private transactions.

On May 11, 2007, a Share Purchase Agreement was executed among Marine Exploration, Inc., a publicly traded company (“Marine”), Marine Exploration International, Inc., a Nevada corporation (“MEII”), and the shareholders of MEII (“Shareholders”). Marine determined that MEII presented a business opportunity that it intended to pursue. Marine acquired all of the shares of MEII held by the Shareholders in exchange for 100,100,000 un-issued shares of Marine. As of the date of this prospectus, there are 357,882,765 shares of common stock outstanding. Of these shares, 30,030,000 (the “Shares”) are being offered for sale by this prospectus.

The aforementioned transfer of Shares were issued to the Shareholders pursuant to one or more exemptions from the registration provisions of the Securities Act of 1933 (the “Act”) set forth at section 5 (15 U.S.C. §77e) thereof, including exemptions set forth at section 4(2) (15 U.S.C. §77d(2)) involving strictly private transactions. Marine does not believe that the transactions in the aggregate rose to the level of a tender offer given the eight factor test set forth in Wellman v Dickson, 475 F. Supp. 783, 823-24 (S.D.N.Y. 1979). The Shareholders are the selling shareholders herein.

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement, and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the Preferred Securities and the Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to “this Prospectus” are hereby amended to read “this Prospectus (as supplemented and amended)".

You should read the following prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

The Prospectus is hereby amended to add the following information to the end of the Section of the Prospectus entitled “Summary Supplementation “:

On December 11, 2008, Marine Exploration Inc’s 128 ft operations vessel, the M/V Hispaniola, was launched for its primary missions, “Operation Mystery Galleon” and “Operation Abrojos”. Equipment purchasing, research, and marine vessel restoration were completed by launch date. Capital formation and crew training are ongoing. Our vision is to join with individuals and entities on the leading edge of shipwreck exploration, archeological excavation, education, entertainment, and marketing of shipwreck cargoes and related merchandise.

We anticipate that we will need approximately $1,800,000.00 over the next 12 months to implement our business plan.

The Prospectus is hereby amended to add the following information to the end of the Section of the Prospectus entitled “Risk Factors”:

There can be no assurances our Joint Venture partner will perform under our agreement.

While the vessel is ours, the crew and all diving operational personnel are not employees of Marine Exploration, Inc. and as such may not execute the JV agreement and commence any salvage, survey or exploratory efforts. Further, the employees of the JV may not be reliable and Marine Exploration, Inc. has no ability to manage or control the actions of the JV principals and employees. The JV and its employees are in foreign waters and as such are outside the scope of supervision of any kind by Marine Exploration, Inc.

The Prospectus is hereby amended to add the following information to the end of the Section of the Prospectus entitled “Selling Holders”:

As of the date of this prospectus, there are 357,882,765 shares of common stock outstanding.

The table below sets forth information as of the date of this prospectus, concerning beneficial ownership of the 30,030,000 shares of common stock offered through this prospectus. These shares were acquired from us in strictly private transactions that were exempt from registration under Section 4(2) of the Securities Act of 1933, (15 U.S.C. §77d(2)) (the “Securities Act”) as well as other exemptions that may be applicable. All information concerning beneficial ownership has been furnished by the Selling Holders.

Name of Selling Shareholder	Shares owned as of March 10, 2009	Total number of Shares to be offered for Selling Shareholders' Accounts	Total number of Shares sold as of Prospectus Date	Total Shares owned upon completion of this Offering	Percent owned upon completion of this Offering

Hoss Capital, LLC [1]	35,281,000	10,000,000	2,218,000	27,499,000	7.68%

Technology Partners, LLC [2]	16,989,500	10,000,000	8,120,500	15,110,000	4.22%

Enright Family Trust [3]	24,740,000	5,000,000	260,000	24,480,000	6.84%

Stevens Family Trust [4]	24,740,000	5,000,000	260,000	24,480,000	6.84%

Miguel Thomas Gonzalez [5]	625,000	30,000	0	595,000	0.15%

Footnotes:

(1)	Hoss Capital, LLC is owned in equal percentages by Robert L. Stevens and Paul D. Enright.

(2)	Technology Partners, LLC is owned in equal percentages by Robert L. Stevens and Paul D. Enright.

(3)	Paul D. Enright is the trustee of the Paul D. Enright Family Trust and the Enright family members are the beneficiaries.

(4)	Robert L. Stevens is the trustee of the Robert L. Stevens Family Trust and the Stevens family members are the beneficiaries.

(5)

Shares are beneficially owned by Miguel Thomas Gonzalez through his solely owned company MTG Financial Services, LLC, a Colorado limited liability company, which owns 625,000 shares of the Company's common stock.

Each of the above shareholders beneficially owns and has sole voting and investment power over all shares or rights to the shares registered in its, his or her name. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 357,882,765 shares of common stock outstanding on the date of this prospectus.

The Prospectus is hereby amended to add the following information to the end of the Section of the Prospectus entitled “Security Ownership of Certain Beneficial Owners and Management”:

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of the date of this prospectus, and by the Officers and Directors, individually and as a group. The percent of class is based on 357,882,765 shares of common stock issued and outstanding as the date of this prospectus. Except as otherwise indicated all shares are owned directly.

Title of Class	Name and address Of beneficial owner	Amount of beneficial ownership	Percent of class

Common Stock	Miguel Thomas Gonzalez [1]	625,000	0.15%
	535 16th Street, Suite 820 Denver, CO 80202

Common Stock	Hoss Capital, LLC [2]	35,281,000	7.68%
	535 16th Street, Suite 820 Denver, CO 80202

Common Stock	Tech Partners, LLC [3]	16,989,500	4.22%
	535 16th Street, Suite 820 Denver, CO 80202

Common Stock	Robert L. Stevens Family Trust [4]	24,740,000	6.84%
	535 16th Street, Suite 820 Denver, CO 80202

Common Stock	Paul Enright Family Trust [5]	24,740,000	6.84%
	535 16th Street, Suite 820 Denver, CO 80202

Common Stock	WestMountain Prime, LLC	50,000,000	13.97%
	103 W Mountain Ave, Fort Collins, CO 80524

Common Stock	WestMountain Asset Management, Inc.	175,000,000	48.89%
	123 North College Ave., Suite 200 Fort Collins, CO 80524

Total for all Members of Management:		625,000	0.15%

Total for all Certain Beneficial Owners:		326,750,500	91.3%

Total for all Members of Management and Certain Beneficial Owners:		327,375,500	91.47%

1.	Mr. Gonzalez is the sole Secretary, Treasurer and Director for the Company. His shares are beneficially owned through his solely owned company MTG Financial Services, LLC, a Colorado limited liability company, which owns 625,000 shares of the Company’s common stock.

2.	Hoss Capital, LLC is owned in equal percentages by Robert L. Stevens, VP of Financial Communication, and, Paul D. Enright, President and Director.

3.	Technology Partners, LLC is owned in equal percentages by Robert L. Stevens, VP of Financial Communication, and, Paul D. Enright, President and Director.

4.	Robert L. Stevens is the trustee of the Robert L. Stevens Family Trust and the Stevens family members are the beneficiaries.

5.	Paul D. Enright is the trustee of the Paul D. Enright Family Trust and the Enright family members are the beneficiaries.